Metal Sky Star Acquisition Corporation
(the "Company")

Minutes of the Extraordinary General Meeting of the Shareholders of the Company

Venue:	At the offices of Loeb & Loeb LLP, located at Jardine House, 2206-19, 1 Connaught Pl, Central, Hong Kong
Date and time:	On November, 12 2024, at 10:00 a.m. Hong Kong Time

1 CHAIR & SECRETARY

1.1 Wenxi He presided over the meeting as Chairwoman. Rongwei Xie served as Secretary and Karen Smith served as Inspector of Election of the meeting.

2 NOTICE AND QUORUM

2.1 A Notice of Extraordinary General Meeting of Shareholders, the Proxy Statement and the other proxy materials were sent to each shareholder of record as of October 14, 2024, and filed with the Securities and Exchange Commission on October 22, 2024.

2.2 Karen Smith of Advantage Proxy, Inc., Inspector of Election at this meeting, polled the shareholders present in person and examined the proxies previously. This meeting was attended by shareholders representing approximately 86.76% of the ordinary shares issued by the Company. Holders of ordinary shares in excess of the number necessary to constitute a quorum were present in person or represented by proxy. A quorum being present, this meeting was declared open to proceed with its business.

3 PROPOSALS

3.1 The Chairman noted that the business of the meeting was to:

(a) amend, by a special resolution, the amended and restated memorandum and articles of association of the Company (the "**Amended and Restated M&AA**") to extend the date by which the Company has to consummate a business combination up to eight times (the "**Extended Date**"), each such extension for an additional one-month period (each an "**Extension**"), from August 5, 2024 to April 5, 2025, by amending the Amended and Restated M&AA to delete the existing Article 36.2 thereof and replacing it with the new Article 36.2 in the form set forth below (the "**Extension Proposal**");

(b) amend, by a special resolution, the Investment Management Trust Agreement, dated March 30, 2022, as amended on October 31, 2023, (the "**Trust Agreement**"), by and among the Company, Wilmington Trust, N.A., as trustee, and Vstock Transfer LLC, to reflect the Extension Proposal; and

(c) to direct, by an ordinary resolution, the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve any of the foregoing proposals.

3.2 Upon motions duly made and seconded, each of the above proposals was voted on and approved. In

particular, it was resolved by a special resolution that:

The Amended and Restated M&AA of Metal Sky Star Acquisition Corporation shall be amended by deleting Article 36.2 in its entirety and replacing it with the following:

"36.2 In the event that the Company does not consummate its initial Business Combination by February 5, 2023 (the "**Deadline**"), the Company may, but is not obliged to, extend the period of time to consummate the Business Combination up to eight (8) additional times, each by a period of one month (the "**Extension**"), from August 5, 2024, to April 5, 2025 (the "**Extended Date**"), provided that if the Company exercises the Extension, the Sponsor, or its designee or assignee, shall deposit $50,000 into the Trust Account for each Extension. In the event that the Company does not consummate a Business Combination by the Extended Date, such failure shall trigger an automatic redemption of the Public Shares (an Automatic Redemption Event) and the directors of the Company shall take all such action necessary (i) as promptly as reasonably possible but no more than ten (10) Business Days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Company's affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares."

4 CLOSE

4.1 There being no further business, the Chairman declared the meeting closed.

5 CERTIFICATIONS

5.1 We certify that:

(a) the above is a true copy of the minutes of the shareholders of the Company; and

(b) the items set out in the minutes were duly passed in accordance with the Company's constitutional documents.

[signature page follows]

Chairwoman
Name: Wenxi He
Date: November 12, 2024

Rongwei Xie

Secretary
Name: Rongwei Xie
Date: November 12, 2024